UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 30, 2008

TICC CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	000-50398	20-0188736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 983-5275

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On December 30, 2008, TICC Capital Corp. (the “Company”) issued a press release announcing that it had undertaken steps to unilaterally terminate, effective December 30, 2008, its existing Amended and Restated Credit Agreement (the “Credit Agreement”) under which Royal Bank of Canada (“RBC”) served as agent and each of RBC and Branch Banking & Trust Company served as lenders. The Company also announced that it had repaid all of its outstanding borrowings under the Credit Agreement.

As of the last amendment of the Credit Agreement on January 31, 2008, approximately $150 million was available for borrowing pursuant to the Credit Agreement. Since that time, the Company has unilaterally reduced the borrowings available under the Credit Agreement as outstanding borrowings were repaid. As a result, immediately prior to its termination, only $5 million was available for borrowing under the Credit Agreement. Under the terms of the Credit Agreement, outstanding borrowings generally bore interest at a rate of approximately 1.75% over LIBOR. In addition, the Company was required to pay a fee equal to 0.25% of the commitment amount available under the Credit Agreement on a quarterly basis until termination. The Credit Agreement was scheduled to terminate on January 29, 2009.

A copy of the press release announcing the completion of the Company’s repayment of outstanding borrowings under the Credit Agreement and its subsequent termination of the Credit Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated December 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2008	TICC CAPITAL CORP.

	By:	/s/ Saul B. Rosenthal
Saul B. Rosenthal
President